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                                                                      EXHIBIT 12


                             COOPER INDUSTRIES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)
                                   (Unaudited)


                                         Six Months Ended
                                              June 30,                                 Year Ended December 31,
                                     ------------------------   -------------------------------------------------------------------
                                        2000           1999        1999          1998         1997           1996            1995
                                     ---------      ---------   ---------     ---------     ---------      ---------      ---------
Interest Expense                     $  44,900      $  25,400   $  55,200     $ 101,900     $  90,400      $ 142,100      $ 151,000

Capitalized Interest                     2,075             --          --            --            --             --             --

Estimated Interest Portion of
    Rent Expense                         7,953          7,092      13,948        12,352        10,864         10,035         10,064
                                     ---------      ---------   ---------     ---------     ---------      ---------      ---------

Fixed Charges                        $  54,928      $  32,492   $  69,148     $ 114,252     $ 101,264      $ 152,135      $ 161,064
                                     =========      =========   =========     =========     =========      =========      =========

Income From Continuing
    Operations Before Income Taxes   $ 272,100      $ 255,600   $ 518,600     $ 523,600     $ 483,200      $ 470,700      $ 297,300

Add:  Fixed Charges                     52,853         32,492      69,148       114,252       101,264        152,135        161,064

      Dividends From Less Than
      50% Owned Companies                   --             --          --            --            --            287            968

Less: Equity in (Earnings) / Losses
      of Less Than 50% Owned
      Companies                         (2,561)           (46)     (1,069)          595          (320)        (1,609)          (996)
                                     ---------      ---------   ---------     ---------     ---------      ---------      ---------

Earnings Before Fixed Charges        $ 322,392      $ 288,046   $ 586,679     $ 638,447     $ 584,144      $ 621,513      $ 458,336
                                     =========      =========   =========     =========     =========      =========      =========

Ratio of Earnings to Fixed Charges        5.9x           8.9x        8.5x          5.6x          5.8x           4.1x           2.8x